UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) June 28, 2013

Santa Fe Gold Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20430	84-1094315
(Commission File Number)	(IRS Employer Identification No.)

6100 Uptown Blvd NE, Suite 600
Albuquerque, NM 87110
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (505) 255-4852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

( ) Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 28, 2013, Santa Fe Gold Corporation (the “Company”) entered into an agreement with International Goldfields Ltd (“IGS”), whereby the Company will receive an additional A$2.0 million by way of a secured convertible note, increasing IGS’ investment into the Company to A$6.0 million. The A$2.0 million convertible note bears interest at a rate of 10% per annum, has a maturity date of October 31, 2015 and is secured by the Company’s contractual rights in the Mogollon property. The note is repayable in cash or in the Company’s stock, at IGS’ election, upon refinancing of the Company’s loan from its major creditor, Waterton Global Value L.P. (“Waterton”).

In addition, the Company and IGS have agreed that in connection with any Singapore related financing, the previous IGS convertible notes totaling A$4.0 million will be converted into shares of a newly-created affiliated Singapore entity, with terms no less favorable to IGS than the securities that may be issued in such financing.

In connection with obtaining a consent and waiver from Waterton, the Company has agreed to partially pay down its outstanding debt to Waterton by assignment of approximately $1.2 million of account receivable proceeds from prior precious metals sales.

Copies of the press release, Convertible Note, IGS Letter Agreement and Waterton Waiver of Default are furnished as Exhibits 99.1, 99.2 , 99.3 and 99.4, respectively, to this Current Report on Form 8-K and are incorporated herein.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

The following exhibits are filed herewith:

Exhibit
Number	Description

99.1	Press Release dated July 1, 2013 announcing A$2.0 Million Convertible Note from IGS.

99.2	Santa Fe Gold Corporation Secured Convertible Note dated June 28, 2013

99.3	Santa Fe Gold Corporation – International Goldfields Ltd Letter Agreement dated June 28, 2013

99.4	Waterton Global Value L.P. Waiver of Default dated June 30, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SANTA FE GOLD CORPORATION
(Registrant)

Date: July 3, 2013	/s/ W. Pierce Carson
W. Pierce Carson
Chief Executive Officer